Exhibit 99.2

SOHU.COM

FOURTH QUARTER AND FISCAL 2004 EARNINGS REPORT

CONFERENCE CALL

Conference Call Script

Caroline Straathof, Senior Director Investor Relations

Thank you for joining Sohu.com to discuss our Preliminary Fourth Quarter and Fiscal Year 2004 Unaudited Financial Results. Online today are

Charles Zhang, Chairman of the Board and CEO, Carol Yu, Chief Financial Officer, Jianjun Wang, Vice-president of Search, Online Games and Technology, and Yu Gong, Vice-president of South China Sales, Focus.cn and 17173.com

Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Thank you for your patience. Now, let me turn the call to Charles Zhang, Chairman of the board and CEO,

Charles Zhang, Chairman and CEO:

Thank you all for being on this call, especially for those of you in the US who stayed up late to celebrate the outcome of the Super Bowl. Here in China our earnings results come just a day before the fireworks go off for Chinese New Year, which is the reason why we opted this time to do the earnings call before market hours.

We are pleased to report quarterly results that reflect how we were able to execute on our own expectations for the fourth quarter. Both our brand advertising and our sponsored search came in line with our expectations this quarter. Thanks to our strength in proprietary online search, we have not only Advertising but also Sponsored Search to generate long-term scaleable and sustainable growth. Our game operations are on track as well, with Q4 revenues in line with company expectations. Regarding our wireless revenues we believe we have hit the bottom in Q4 and we expect growth to resume from Q1 onwards.

Last month, the China Internet Network Information Center reported there were 94 million internet users in China at the end of 2004. Clearly, the Internet continues to spread rapidly across the society, with usage deepening and expanding to wider segments of society.

As the user population of the Internet continues to grow, Sohu’s leadership in the Internet market continues to be evident. According to iResearch statistics for December 2004, we were the most trafficked destination for news, a crucially important application of internet use in China. Furthermore, we also topped the iResearch ranks for real estate websites and online games information portals at year-end 2004. We now have well over 100 million registered users for news, email, search on our branded website SoGou, and community exchange in Alumni Club, our SOQ instant messaging and online games message board 17173.com. Our Alumni Club is the largest of our online communities, counting 54 million people who stay in touch online with their former classmates.

We believe for SOHU the worst in our wireless business decline is behind us and 2005 will be a year of recovery and continuing investment in our long-term success. We expect

•	Online Advertising, consisting of both Brand Advertising and Sponsored Search which represented 2/3 of our revenues in Q4, to grow year-on-year by about 30%,

•	our Online Games to be a small but steadily performing business line,

•	and we expect a cautious recovery in our wireless business

I spend a great deal of my time on technology and products because we are excited that the rapid user growth of Internet broadband is deepening the use of Internet, for example in Search. We are also excited about the prospects for Sohu in the wireless 3G era, which is just around the corner in China. For competitive reasons I cannot go in detail about what we are currently working on, but I would like you to know that we at Sohu invest heavily in product and technology for our long-term and sustainable growth.

As you may know, our Chief Operating Officer Victor Koo informed the company in November that he would resign effective March 31, 2005. Victor, who could not be on the call today, will then continue to help us out in an advisory capacity until later this year.

We believe the transition is progressing smoothly with Victor’s assistance, and we are confident Sohu will continue to be effectively organized and managed. Our Vice-Presidents are very capable managers who have considerable experience in running their business lines. They know the ins-and-outs of our business environment extremely well. We strongly believe that in their new direct relationship with the CEO, the current management team can execute on our plan to grow shareholder value.

Just a few days ago, we moved the Sohu headquarters in Beijing to the high-tech district of Haidian, the so-called Silicon Valley of the China. It is a major step towards consolidation of our company, which had been spread out across five different locations in Beijing. While it is taking some adjustment, in particular for our employees, we have allocated the necessary resources to our employee services and human resources departments to assist our employees in making this transition as smooth as possible. For example, we have set up special bus transport to the new office. I believe the office move will be a positive for the company going forward despite the short-term challenges.

Now let me focus in more detail on the business results and outlook for each of our business lines:

Our first business line, Brand Advertising

Again, Q4 was a solid quarter, given that it is traditionally the second weakest advertising quarter of the year after Q1, which is the weakest quarter because it includes Chinese New Year holidays.

The outlook for online advertising in 2005 again is good, but we don’t expect the online ad market to grow at the same phenomenal rate as the previous two years. We see increasing competition in this sector, especially from vertical players. We expect the online ad market to grow round 30% in 2005 and Sohu to grow in line with the market. We expect about 15% of our growth to come from rate price increase and the other 15% from volume growth. The latter is based on wider industry developments as follows:

•	In 2005 we expect the IT, dotcom and financial sectors to increase their online ad business with us because of the promising outlook in these sectors.

•	At the same time, we believe online advertising for automobile, online games and mobile handsets to be weaker than last year because these sectors face a more challenging business environment in 2005.

•	We have a positive outlook on real estate advertising in 2005. SOHU will benefit from this because our highly successful Focus website has rolled out into 5 other cities in the past year. We plan to expand our presence in more Chinese cities during 2005.

For an update on our second business line of Sponsored Search, I would like to give the floor to our Vice-president Jianjun Wang. Jianjun has led our Search Team for the past 8 years, when we started with our website classification in 1997. Jianjun?

Jianjun Wang, Vice-President:

Thank you. I am happy to report to you that our sponsored search revenues came in line with expectations in the fourth quarter.

Competition is increasing in this area but we believe our Search Engine SoGou, the Search Dog, is strong enough to compete with vertical search engines. We continue to improve our product and we are ready to go to market with a major upgrade of our Search Engine. We will launch our SoGou Version 2.0 in two weeks time on February 25, which is our portal’s 7th anniversary. We cannot go into details yet, but we expect SoGou 2.0 to become one of the most successful Chinese language Search Products for this market.

Charles Zhang:

Now I’d like to discuss progress in our Online Games, our third business line.

Our revenues for online games in Q4 came in precisely as guided. This is the first quarter in which online games represent 5% of overall revenues. We are committed to online games for the long term and we are encouraged by this incremental progress. Since the commercial launch of latest game Blade Online early in the fourth quarter, on October 17 to be precise, the user numbers have stabilized at a level of 20,000 Average Concurrent Users. We believe this is a modestly successful game that will bring in some stable and recurring revenue in coming quarters, together with our first game, Knight, which is now in a mature stage.

Fourthly, our Wireless Revenues

By now, SOHU’s short messaging services have been switched onto China Mobile’s new billing platform MISC in 11 out of 13 provinces. Only the provinces Jiangxi and Jilin have not yet switched to MISC. That means that 95% of our SMS revenue is already on MISC. So from now on, we expect MISC for our SMS to have very little impact on us.

As has been the case every quarter, it is very difficult to give any specific outlook for our wireless business going forward. For each of the four quarters in 2004, we experienced a substantial and continued downturn of our wireless revenues, due to reasons such as tighter billing controls from operators and suspension of our MMS service. Often these new regulatory developments were difficult to foresee. We do believe we have hit the bottom of our wireless decline in the fourth quarter and are now back on the road to recovery.

Specific measures taken over the past few quarters, which we expect will bear fruit starting the first quarter of 2005, are

•	We have now expanded our co-operation with operators to cover not only China Mobile and China Unicom, but also China Telecom and China Netcom, which gives us access to over 65 million PAS users. The bulk of these services are now in testing phase, and we plan to start charging late in the first quarter.

•	We continue to develop products for both 2G and 2.5G platforms because we believe there is a viable market for niche SMS products to co-exist with the market for 2.5G products.

•	We have by now fully integrated Goodfeel, the WAP company we acquired last year, and SOHU’s own WAP team. We expect this to be a positive for our WAP revenues going forward.

Finally, our fifth business line of E-commerce

This was another good quarter for our e-commerce. We strongly believe in the long-term opportunity for e-commerce in China. At this early stage we are willing to sacrifice some gross margins for revenues to make our mark in this promising but still nascent online sector.

Before we move to the financial presentation, let me brief you on our operational progress:

I would specifically like to mention three of our recent operational highlights:

1.	Firstly, we achieved a new milestone in our drive to become the most prominent and most influential online media platform in China. Our annual Top Ten news award ceremony, where we select the top stories and personalities of the year, was again a resounding success that generated huge publicity in China. This year we added to the event a Business Summit on the theme of ‘2005 New Vision for China’, which was attended by high-level national business leaders. Through this Business Summit we further leveraged our status as a key online media platform that influences public debate in Chinese society.

2.	Secondly, we continue to add to our large portfolio of high-profile content partners and marketing partnerships. In late November, early December we hosted the exclusive Chinese Official website for the 54th Miss World Contest, which took place in the Chinese city Sanya. In addition, we are currently working with the Miss World Organization and China’s ministry of Health to raise funds for AIDS education and awareness.

3.	And finally, ‘Content is ever more King’ in this increasingly profitable and competitive Internet landscape, and we continue to invest in more, better and branded content on our web properties. We are pleased that our cooperation with Disney saw another major initiative with the launch of the Chinese language miniwebsite and wireless downloads for the latest Disney hit, The Incredibles.

Now, I’d like to give the floor to our Chief Financial Officer, Carol Yu, for a financial review.

Carol Yu, Chief Financial Officer:

Thank you Charles. Rather than discussing the financial statements item-by-item, let me discuss some key points to enhance your understanding of our business operations.

I. Revenues

We are pleased to report that revenues of $24.1 million for the fourth quarter came within our guidance.

Advertising revenue of $15.9 million was a 68% year-on-year improvement and 3% quarter-on-quarter. Our Brand Advertising revenue of $13.2 million performed well even in this relatively weak quarter for advertising in China, with a 2% increase over Q3. Sponsored Search revenue of $2.7 million was a 6% sequential increase over Q3, which reflects our ongoing progress in monetizing our proprietary search technology. Advertising revenue now represents 66% of total revenues. This puts us on very firm ground for long-term sustainable growth of the business.

As mentioned in last quarter’s call, it is important to note that our reliance on wireless revenue, which has been our most volatile business line in the past 4 quarters, is decreasing. In the just finished fourth quarter wireless revenues contributed 19% to our overall revenues, compared with 31% in the third quarter of 2004.

We believe we have bottomed-out of the SMS services decline in the fourth quarter. Barring any unforeseeable circumstances, we believe we can turn the corner in the first quarter of 2005 and resume wireless revenue growth from there.

II. Now let me make a few points about our gross margin:

Overall gross margin of 68% was unchanged from the previous quarter. Our advertising gross margin in Q4 at 80% was 3 basis points higher than in Q3 at 77% Our non-advertising gross margins in Q4 was down to 45% from 54% in the previous quarter. There were two main reasons for this.

1.	Firstly, the continued cancellation of inactive monthly subscriptions, which has a relatively high margin of 85%.

2.	Secondly, we had no high-margin revenue from MMS in Q4 due to the suspension of that business, while we still had two months of MMS revenue in Q3.

III. Operating expenses

Total spending, which consists of operating expenses plus the cost of revenue for advertising amounted to $ 13.6 million, as compared with $13.2 million in the third quarter. We had a one-time cost of $1 million in professional fees in relation to our SO 404 project.

IV. Operating Profit Margin

Operating profit margin in the fourth quarter was 25%, down from 31% in Q3. We are still in the build-up phase of a very promising but competitive market. Even though we experience a sequential decline of our top line revenue, we need to balance short-term demands with long-term opportunities. We believe we are making the appropriate levels of investment to strengthen our brand and market presence, and grow the business for the long term.

V. Balance Sheet.

Let me now make a few comments on the Balance Sheet.

Our DSO for Q4 is 74 days, unchanged from the third quarter. Our year-end 2004 accounts receivable balance was $19.9 mil (21.2 million in Q3), including $13.9 million related to our advertising business and $4.5 million for wireless business.

While we don’t consider this level of receivables a reason for concern, we will strengthen our efforts to collect receivables from our advertising clients so that we can maintain our current low bad debt provision. As in the past, we had regular collections from our mobile operators. I would like you to note that we have never had a bad debt from a mobile operator.

VI. And finally, the Business Outlook

You will find detailed guidance for the first quarter in our earnings release. Let me explain a few key points regarding our guidance.

•	On the top line we see Q1 specific seasonality. Given that 2/3 of our revenues are derived from Brand Advertising and Sponsored Search, our revenue performance has become more sensitive to seasonality in advertising. Traditionally, the first quarter is the weakest season for advertising because of the Chinese New Year holidays. Our brand advertising has always followed this trend. In sponsored search we see less pronounced seasonality but still somewhat weaker sales due to the fact that this is the major holiday season in China.

•	After Q1 advertising is expected to perform strongly again. To illustrate this trend, let me give you an example. We are pleased to inform you that from Q2 onwards, the Chinese auction website TaoBao has a large advertising contract with SOHU for services throughout the rest of the year. It is the biggest advertising order SOHU has ever had until now.

•	On the expenses side, we will start to feel the effects of our office relocation in the first quarter. We will begin to amortize the expenses related to the new office and actual move of our operations, an annualized amount of $3.2 million. We have budgeted for Q1 a total of $400,000 for amortization, extra employee benefits and additional rent, and $800,000 for the following 3 quarters.

Before we start the Q&A let me summarize the key points underlying our confidence in SOHU’s long term future.

•	Our dominant position in online advertising will continue to pay off given that the dynamic online advertising market in China is still in an early growth stage.

•	And the paid search market offers us another tremendous long-term growth opportunity because SOHU is an early player with proprietary technology in this market.

That concludes my presentation. Thank you for your attention and now I would like to open the floor for questions.

Operator?